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                                                                       EXHIBIT A


NEWS RELEASE

                                             Contact:  Susan Freschi
                                                       510/463-4000



DELAWARE DISTRICT COURT DECLARES NELLCOR PATENTS VALID, INFRINGED BY OHMEDA

PLEASANTON, CA -- JULY 12, 1995 -- Nellcor Incorporated (NASDAQ:NELL) today announced that the U.S. Federal District Court in Delaware has issued a decision in favor of Nellcor, ruling that four key oximeter and sensor technology patents are valid and would be infringed by Ohmeda Inc., a subsidiary of BOC Health Care Inc., if Ohmeda sold either its adult or neonatal OxyTip sensors for use with non-Ohmeda monitors. BOC Health Care had filed the suit in December 1992, seeking a declaratory judgment that Nellcor's patents were invalid and would not be infringed.

The Nellcor patents relate to oximeters and sensors which use calibration resistors indicative of the sensors' light emitting diode (LED) wavelengths (resistor calibration patents), and to a sensor that conforms to a patient's skin without stressing the skin or underlying tissue (conformable sensor patent). Under a licensing agreement signed in 1986, BOC Health Care was granted the right to use the patented technology in sensors sold solely for use with Ohmeda monitors. BOC Health Care may continue to use Nellcor's patented technology in accordance with the terms of that license agreement.


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"We are extremely pleased that the court has affirmed the validity of our patents, and has recognized the importance of protecting innovative technological development," said C. Raymond Larkin, Jr., Nellcor's president and chief executive officer.

Nellcor Incorporated, founded in 1981, designs, manufactures and markets high performance monitoring equipment, sensors and accessories for patient safety and management throughout the hospital, in emergency care and in the home. Nellcor is the leading producer of pulse oximeters used in the hospital for continuous measurement of patient oxygen status. Nellcor's line of oximetry sensors is the broadest in the medical equipment industry, and includes both adhesive and reusable sensors as well as a sensor recycling program.

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